Exhibit 99.1

Enviva Partners, LP Reports Financial Results for the Fourth Quarter and Full Year 2019 and Announces New Off-Take Contracts

BETHESDA, MD, February 26, 2020 — Enviva Partners, LP (NYSE: EVA) (“Enviva,” the “Partnership,” or “we”) today reported financial and operating results for the fourth quarter and full year of 2019.

Highlights:

•	For the fourth quarter of 2019, reported net income of $0.9 million, adjusted net income of $17.2 million, and adjusted EBITDA of $53.3 million

•	For the full year of 2019, reported net loss of $2.9 million, adjusted net income of $33.4 million, and adjusted EBITDA of $141.3 million

•	Previously announced a distribution of $0.675 per common unit for the fourth quarter of 2019, the Partnership’s eighteenth consecutive distribution increase since IPO

•	Provided full-year 2020 guidance for net income in a range of $43.2 million to $53.2 million and adjusted EBITDA in a range of $165.0 million to $175.0 million, excluding the benefit of any acquisitions or drop-down transactions

•	Reaffirmed previously provided guidance to distribute between $2.87 and $2.97 per common unit for full-year 2020, before considering the benefit of any acquisitions or drop-down transactions

•	Reported that the Partnership and our sponsor executed two new long-term take-or-pay off-take contracts with Japanese customers totaling 420,000 MTPY commencing in 2023

“As expected, we closed 2019 strong, achieving our highest-ever quarterly adjusted EBITDA on more than one million metric tons of wood pellets sold, and delivered full-year distributable cash flow at the high end of our guidance range,” said John Keppler, Chairman and Chief Executive Officer of Enviva. “With the robust pipeline of production plants and terminals and related off-take contracts held by our sponsor and its joint venture, which we expect to be made available to the Partnership for acquisition, we are well-positioned to double our 2019 adjusted EBITDA in the next few years.”

Fourth Quarter Financial Results

For the fourth quarter of 2019, we generated net revenue of $200.5 million, an increase of 18.9 percent, or $31.9 million, from the corresponding quarter of 2018. Included in net revenue were product sales of $195.3 million on 1,041,000 metric tons (“MT”) of wood pellets sold during the fourth quarter of 2019, as compared to $166.0 million on 874,000 MT of wood pellets sold during the corresponding quarter of 2018.

For the fourth quarter of 2019, we generated gross margin of $28.2 million, as compared to $24.5 million for the corresponding quarter of 2018. Adjusted gross margin was $55.0 million for the fourth quarter of 2019, as compared to $31.7 million for the fourth quarter of 2018. Adjusted gross margin per metric ton was $52.83 for the fourth quarter of 2019, as compared to adjusted gross margin per metric ton of $36.23 for the fourth quarter of 2018. The increase in adjusted gross margin is primarily attributable to higher sales volumes, higher pricing due to customer contract mix, and lower production and fiber procurement costs.

For the fourth quarter of 2019, net income and adjusted net income were $0.9 million and $17.2 million, respectively. For the fourth quarter of 2018, net income and adjusted net income were $9.4 million and $14.3 million, respectively.

Adjusted EBITDA for the fourth quarter of 2019 was $53.3 million, as compared to $33.8 million for the corresponding quarter of 2018. The increase was primarily due to the same factors that increased adjusted gross margin. Distributable cash flow, prior to any distributions attributable to incentive distribution rights paid to our general partner, was $39.4 million for the fourth quarter of 2019, as compared to $23.2 million for the corresponding quarter of 2018.

As of December 31, 2019, the Partnership had $9.1 million of cash on hand and no borrowings outstanding under its senior secured revolving credit facility.

Annual Financial Results

For full-year 2019, we generated net revenue of $684.4 million, an increase of 19.3 percent, or $110.7 million, from 2018. Included in net revenue were product sales of $674.3 million on a volume of 3,564,000 MT of wood pellets during 2019, as compared to $564.0 million on a volume of 2,983,000 MT in 2018.

Gross margin was $81.1 million for full-year 2019, as compared to $69.4 million for 2018, an increase of $11.6 million. Adjusted gross margin was $151.6 million for full-year 2019, as compared to $115.8 million for 2018. Adjusted gross margin per metric ton was $42.54 for full-year 2019, as compared to $38.81 for full-year 2018. Adjusted gross margin increased primarily due to higher sales volumes, higher pricing due to customer contract mix, and lower production and fiber procurement costs.

For full-year 2019, net loss and adjusted net income were $2.9 million and $33.4 million, respectively. For full-year 2018, net income and adjusted net income were $7.0 million and $22.2 million, respectively.

Adjusted EBITDA for full-year 2019 was $141.3 million, as compared to $102.6 million for full-year 2018. The increase in adjusted EBITDA is primarily the result of the same factors that increased adjusted gross margin for full-year 2019. Distributable cash flow, prior to any distributions attributable to incentive distribution rights paid to our general partner, was $98.5 million.

Distribution

As announced on January 29, 2020, the board of directors of our general partner (the “Board”) declared a distribution of $0.675 per common unit for the fourth quarter of 2019. This distribution represents the eighteenth consecutive distribution increase since the Partnership’s initial public offering. The Partnership’s distributable cash flow, net of amounts attributable to incentive distribution rights, of $36.1 million for the fourth quarter of 2019 covered the distribution for the quarter at 1.59 times.

With its fourth-quarter distribution, the Partnership has declared aggregate distributions of $2.650 per common unit for full-year 2019. The quarterly distribution will be paid on Friday, February 28, 2020, to unitholders of record as of the close of business on Friday, February 14, 2020.

Financing Activity

In December 2019, the Partnership, together with its wholly owned subsidiary Enviva Partners Finance Corp., issued $600.0 million in aggregate principal amount of 6.5% senior unsecured notes due on January 15, 2026 (the “2026 Notes”) through two private placements (the “Offerings”) under Rule 144A and Regulation S of the Securities Act of 1933, as amended. The Partnership received gross proceeds of approximately $601.8 million from the Offerings and net proceeds of approximately $595.8 million after deducting the initial purchasers’ discounts, premium, commissions, and expenses. The net proceeds from the Offerings were primarily used to redeem our existing $355.0 million principal amount of 8.5% senior unsecured notes due 2021 (the “2021 Notes”), including payment of the related redemption premium, and to repay $231.0 million of borrowings under our senior secured revolving credit facility, including payment of the related accrued interest.

“Backed by strong support from a broad base of existing and new investors, the successful $600 million notes offerings not only reduced our cost of capital, but also freed up our $350 million revolver for future transactions,” said Shai Even, Executive Vice President and Chief Financial Officer of Enviva. “We continue to target a leverage ratio of 3.5 to 4.0 times and a balanced 50/50 equity/debt financing structure for acquisitions, drop-downs, and major expansions, and the notes offerings provide a strong platform to execute on that financing strategy.”

Outlook and Guidance

The Partnership expects full-year 2020 net income to be in the range of $43.2 million to $53.2 million, adjusted EBITDA to be in the range of $165.0 million to $175.0 million, and distributable cash flow to be in the range of $119.0 million to $129.0 million, prior to any distributions attributable to incentive distribution rights paid to our general partner. The Partnership continues to expect to distribute between $2.87 and $2.97 per common unit for full-year 2020, before considering the benefit of any acquisitions or drop-down transactions. The full-year 2020 distributable cash flow guidance range, net of amounts attributable to incentive distribution rights, is expected to cover the aggregate declared distribution for full-year 2019 consistent with the Partnership’s distribution coverage target of 1.20 times on a forward-looking annual basis.

The guidance provided above, including the distribution expectations, do not include the impact of any acquisitions by the Partnership from our sponsor, our sponsor’s development joint venture (the “Sponsor JV”), or third parties. The Partnership’s quarterly income and cash flow are subject to seasonality and the mix of customer shipments made, which vary from period to period. Similar to previous years, the Partnership expects net income, adjusted EBITDA, and distributable cash flow for the second half of 2020 to be significantly higher than for the first half of the year. When determining the distribution for a quarter, the Board evaluates the Partnership’s distribution coverage ratio on an annual basis, after taking into consideration its expected distributable cash flow, net of expected amounts attributable to incentive distribution rights paid to our general partner for the full year.

“The ramp-up of the Hamlet plant and the completion of the Mid-Atlantic Expansions, along with organic growth that includes headline price increases in our long-term off-take contracts and productivity and cost improvements, are expected to significantly increase the cash flow profile of the Partnership for 2020,” said Shai Even, Chief Financial Officer of Enviva.

Market and Contracting Update

Our strategy is to fully contract the wood pellet production from our plants under long-term, take-or-pay off-take contracts. The Partnership’s current production capacity is matched with a portfolio of firm and contingent off-take contracts that has a total weighted-average remaining term of 11.4 years and a total product sales backlog of $10.6 billion as of February 1, 2020. Assuming all volumes under the firm and contingent off-take contracts held by our sponsor and the Sponsor JV, which we expect to have the opportunity to acquire, were included, our total weighted-average remaining term and product sales backlog would increase to 13.8 years and $19.6 billion, respectively.

In addition to the approximately 3,000,000 metric tons per year (“MTPY”) of long-term off-take contracts with Japanese counterparties previously announced, the Partnership and its sponsor have recently executed two additional agreements with Japanese counterparties totaling approximately 420,000 MTPY of additional volumes, including:

•	A 20-year, take-or-pay off-take contract executed by the Partnership as the sole source supplier for Ichihara Yawatafuto Biomass Power GK, a new biomass power plant project company owned by Equis Bioenergy and sponsored by Equis Group, which is subject to certain conditions precedent the Partnership expects to be met during the first half of 2020. Sales under this contract are expected to commence in 2023 with annual deliveries of 270,000 MTPY of wood pellets.

•	An 18-year, take-or-pay off-take contract executed by the Partnership’s sponsor with a major Japanese trading house to supply a new biomass power plant, which is subject to certain conditions precedent our sponsor expects to be met in the first half of 2020. Sales under the contract are expected to commence in 2023 with annual deliveries of 150,000 MTPY of wood pellets.

Our sponsor’s previously announced 17-year, take-or-pay off-take contract as the sole-source supplier for Suzukawa Energy Center Ltd (“Suzukawa”) is now firm, as all conditions precedent have been satisfied. Deliveries of 340,000 MTPY of wood pellets under the contract are expected to commence in 2022. Suzukawa’s existing power plant, which was designed to fire both coal and biomass, is expected to be converted into a dedicated biomass-fired power plant by April 2022.

Global efforts continue to push for firm commitments to phase out coal, limit the impact of climate change, and cut greenhouse gas (“GHG”) emissions to achieve “net-zero” by 2050. These commitments and the corresponding policies and action plans underpin the continued strong growth expected in global demand for industrial-grade wood pellets, which we anticipate will result in additional long-term off-take contracts at the Partnership and its sponsor. Below are a few noteworthy market developments in our key existing and potential future markets:

•	In December 2019, the European Commission announced the European Green Deal that aims to decarbonize all parts of the European Union’s (“EU”) economy and transform the EU into the first climate-neutral continent by 2050. The European Green Deal proposes to reduce GHG emissions by at least 50 to 55 percent by 2030 (compared to 1990 levels), which is in line with the level leading climate scientists believe is required to limit global warming to 1.5 °C. The European Commission expects to formally propose a new European Climate Law in March 2020 to enshrine the 2050 climate neutral target into legislation.

•	In December 2019, the Upper House of the Dutch Parliament passed the law to implement the government’s previously announced goal to phase out the use of coal for power generation by 2030 following the law’s passage by the Lower House in July 2019. This development could provide further impetus for the use of biomass to replace coal in the Netherlands beyond the period of existing co-firing incentives. In addition, the Dutch government has committed to a new incentive program for renewable energy, the Stimulation of Sustainable Energy Transition, or SDE++, and has confirmed that biomass-based heat technologies are eligible to participate.

•	The German government continues to progress the implementation of the Commission on Growth, Structural Economic Change and Employment’s (“Coal Commission”) recommendations. The laws regarding the gradual coal phase-out and the shut-down of coal-fired power generation assets are currently being discussed within Germany’s Federal Government. Meanwhile, many German cities and communities, including Berlin, Frankfurt, Hamburg, and Munich, have set regional coal phase-out target dates ranging from 2022 to 2030, well ahead of the national target of 2038. We expect these developments to drive substantial demand for biomass in Germany.

•	In the United Kingdom (the “UK”), the Conservative Party won a decisive victory in the December 2019 election and committed to continue to pursue net-zero carbon emissions across the UK’s economy by 2050 and to fund the development of carbon capture and storage (“CCS”) projects. These policies could support additional large-scale industrial biomass usage, particularly biomass used in conjunction with CCS.

Sustainability

As the Partnership continues to grow, we and our sponsor remain focused on driving our sustainability efforts to not only provide incremental transparency into our responsible sourcing practices, but also have a meaningful impact on conserving forests and growing more trees in the areas where we operate.

On November 14, 2019, our sponsor released its Track & Trace® data for the first and second quarters of 2019. Our sponsor continues to drive improvements to this industry-leading program and has begun testing blockchain technology with our wood suppliers to provide additional data integrity and chain of custody verification around the origin and characteristics of our feedstock.

Our sponsor also recently published the first year-end impact report under its enhanced Responsible Sourcing Policy (the “RSP”), in which the sponsor reported on the progress and impact it has made in putting the policy to action.  Through collaboration with partners, our sponsor made significant progress in implementing each of the provisions under the RSP.  For instance, in 2019, our sponsor launched and expanded a pilot longleaf restoration program, enrolling more than 1,000 acres. In close collaboration with our conservation partners and the environmental community, this program harvests low-grade wood from challenged forest tracts in order to enable the restoration of longleaf pine and its associated high-quality wildlife habitat to that specific landscape. Restoration programs such as this, combined with our ongoing program to protect sensitive bottomland ecosystems via the Enviva Forest Conservation Fund, enables our sponsor to work with environmental, state, and community stakeholders to create better outcomes for forests, carbon, and biodiversity.

In addition, in early 2019, our sponsor launched the FSC Certified Forest Management Group and enrolled more than 14,000 acres of forest land into the program by the end of the year. This program helps landowners develop long-term sustainable forest management plans for their forestland. Our sponsor also developed a methodology for monitoring post-harvest forest regeneration through satellite and remote sensing technology, which greatly enhances our ability to analyze forest health and ensure regrowth of the tracts from which we have received wood fiber.

Partnership Development Activities

The Hamlet plant continues to ramp up production, and the Partnership expects the plant to reach its full nameplate production capacity of approximately 600,000 MTPY by the end of 2020.

The Partnership’s previously announced projects (the “Mid-Atlantic Expansions”) to increase the aggregate production capacity of its wood pellet production plants in Northampton, North Carolina and Southampton, Virginia (the “Northampton plant” and the “Southampton plant,” respectively) by approximately 400,000 MTPY are progressing and the Partnership has received the necessary permits. The Partnership expects to commence the expanded production ramp for the Northampton plant and the Southampton plant in the second and third quarters of 2020, respectively.

Sponsor Development Activities

Our sponsor and the Sponsor JV continue to progress the development of the following wood pellet production plants and marine terminals, which the Partnership expects to have the opportunity to acquire along with the related off-take contracts:

•	Investing incremental capital, and awaiting permits, to increase the nameplate production capacity of the wood pellet production plant in Greenwood, South Carolina (the “Greenwood plant”) to 600,000 MTPY. Production from the Greenwood plant is currently sold to the Partnership.

•	Constructing a wood pellet production plant in Lucedale, Mississippi (the “Lucedale plant”) and a deep-water marine terminal in Pascagoula, Mississippi (the “Pascagoula terminal”). Major equipment is on order, initial foundations are being completed at the Lucedale plant, and the first of two large concrete wood pellet storage domes is being constructed at the Pascagoula terminal.

•	Developing a potential wood pellet production plant in Epes, Alabama (the “Epes plant”), with a final investment decision expected in the first half of 2020.

•	Evaluating additional sites for wood pellet production plants in Alabama and Mississippi, the production of which would be exported through the Pascagoula terminal.

Conference Call

We will host a conference call with executive management related to our fourth quarter and full-year 2020 results and a more detailed market update at 10:00 a.m. (Eastern Time) on Thursday, February 27, 2020. Information on how interested parties may listen to the conference call is available on the Investor Relations page of our website (www.envivabiomass.com). A replay of the conference call will be available on our website after the live call concludes.

Requests for Audited Financial Statements

The Partnership filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 with the U.S. Securities and Exchange Commission (“SEC”) on February 26, 2020. The Partnership’s Annual Report on Form 10-K is available through its website at https://ir.envivapartners.com/sec-filings as well as on the SEC’s website at https://www.sec.gov/. The Partnership’s security holders are entitled to receive, free of charge, copies of its complete audited financial statements by sending a request to Investor Relations, Enviva Partners, LP, 7200 Wisconsin Ave., Suite 1000, Bethesda, Maryland 20814, or by telephone at (240) 482-3856.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets. The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay off-take contracts with creditworthy customers in the United Kingdom and Europe. The Partnership owns and operates seven plants with a combined production capacity of approximately 3.5 million metric tons of wood pellets per year in Virginia, North Carolina, Mississippi, and Florida. In addition, the Partnership exports wood pellets through its marine terminals at the Port of Chesapeake, Virginia and the Port of Wilmington, North Carolina and from third-party marine terminals in Mobile, Alabama and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com.

Notice

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b)(4). Brokers and nominees should treat 100 percent of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Financial Statements

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2019 and 2018

(In thousands, except number of units)

(Unaudited)

	2019	2018
Assets
Current assets:
Cash and cash equivalents	$9,053	$2,460
Accounts receivable	72,421	54,794
Insurance receivables	275	5,140
Related-party receivables	—	1,392
Inventories	32,998	31,490
Prepaid expenses and other current assets	5,342	2,235
Total current assets	120,089	97,511
Property, plant and equipment, net	751,780	557,028
Operating lease right-of-use assets	32,830	—
Goodwill	85,615	85,615
Other long-term assets	4,504	8,616
Total assets	$994,818	$748,770
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$18,985	$15,551
Related-party payables, net	304	28,225
Deferred consideration for drop-downs due to related-party	40,000	74,000
Accrued and other current liabilities	59,066	41,400
Current portion of interest payable	3,427	5,434
Current portion of long-term debt and finance lease obligations	6,590	2,722
Total current liabilities	128,372	167,332
Long-term debt and finance lease obligations	596,430	429,933
Long-term operating lease liabilities	33,469	—
Long-term interest payable	—	1,010
Other long-term liabilities	3,971	3,779
Total liabilities	762,242	602,054
Commitments and contingencies
Partners’ capital:
Limited partners:
Common unitholders—public (19,870,436 and 14,573,452 units issued and outstanding at December 31, 2019 and 2018, respectively)	300,184	207,612
Common unitholder—sponsor (13,586,375 and 11,905,138 units issued and outstanding at December 31, 2019 and 2018, respectively)	82,300	72,352
General partner (no outstanding units)	(101,739)	(133,687)
Accumulated other comprehensive income	23	439
Total Enviva Partners, LP partners’ capital	280,768	146,716
Noncontrolling interest	(48,192)	—
Total partners' capital	232,576	146,716
Total liabilities and partners’ capital	$994,818	$748,770

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Product sales	$195,262	$165,979	$674,251	$564,010
Other revenue	5,278	2,694	10,142	9,731
Net revenue	200,540	168,673	684,393	573,741
Cost of goods sold	154,402	131,279	549,701	461,735
Loss on disposal of assets	2,541	1,486	3,103	2,386
Depreciation and amortization	15,409	11,379	50,521	40,179
Total cost of goods sold	172,352	144,144	603,325	504,300
Gross margin	28,188	24,529	81,068	69,441
General and administrative expenses	2,718	767	11,897	10,545
Related-party management services agreement fee	5,004	5,468	24,492	17,096
Total general and administrative expenses	7,722	6,235	36,389	27,641
Income from operations	20,466	18,294	44,679	41,800
Other income (expense):
Interest expense	(10,643)	(9,334)	(39,344)	(36,471)
Early retirement of debt obligation	(9,042)	(751)	(9,042)	(751)
Other income	148	1,178	764	2,374
Total other expense, net	(19,537)	(8,907)	(47,622)	(34,848)
Net income (loss)	$929	$9,387	$(2,943)	$6,952
Net income (loss) per limited partner common unit:
Basic	$(0.10)	$0.29	$(0.54)	$0.04
Diluted	$(0.10)	$0.28	$(0.54)	$0.04
Net income per limited partner subordinated unit:
Basic	$—	$—	$—	$0.04
Diluted	$—	$—	$—	$0.04
Weighted-average number of limited partner units outstanding:
Common—basic	33,457	26,479	31,791	21,533
Common—diluted	33,457	27,438	31,791	22,553
Subordinated—basic and diluted	—	—	—	4,893

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2019 and 2018

(In thousands)

(Unaudited)

	2019	2018
Cash flows from operating activities:
Net (loss) income	$(2,943)	$6,952
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	51,581	40,745
MSA Fee Waivers	22,600	—
Amortization of debt issuance costs, debt premium and original issue discounts	1,243	1,093
Early retirement of debt obligation	9,042	751
Loss on disposal of assets	3,103	2,386
Unit-based compensation	5,410	6,229
De-designation of foreign currency forwards and options	—	(1,947)
Fair value changes in derivatives	3,701	(7,464)
Unrealized loss on foreign currency transactions, net	177	23
Change in operating assets and liabilities:
Accounts and insurance receivables	(16,330)	19,230
Related-party receivables	1,392	2,720
Prepaid expenses, assets held for sale and other current and long-term assets	(358)	(182)
Inventories	(1,889)	(7,843)
Derivatives	1,770	4,907
Accounts payable, accrued liabilities and other current liabilities	9,287	14,916
Related-party payables and accrued liabilities	(27,933)	173
Deferred revenue	3,887	—
Accrued interest	(5,148)	367
Operating lease liabilities	(4,826)	—
Other long-term liabilities	94	997
Net cash provided by operating activities	53,860	84,053
Cash flows from investing activities:
Purchases of property, plant and equipment	(111,269)	(27,132)
Payment in relation to the Hamlet Drop-Down	(74,700)	—
Insurance proceeds from property loss	—	1,130
Other	8,486	—
Net cash used in investing activities	(177,483)	(26,002)
Cash flows from financing activities:
Proceeds from senior secured revolving credit facility	453,000	299,250
Principal payments on senior secured revolving credit facility	(526,000)	(226,250)
Principal payments on other long-term debt and finance lease obligations	(358,311)	(46,466)
Cash paid related to debt issuance costs and deferred offering costs	(7,560)	(2,495)
Proceeds from common unit issuances, net	96,822	241
Payment of deferred consideration for Wilmington Drop-Down	(24,300)	—
Distributions to unitholders, distribution equivalent rights and incentive distribution rights holder	(95,659)	(73,518)
Proceeds from debt issuance	601,777	—
Payment to General Partner to purchase affiliate common units for Long-Term Incentive Plan vesting	—	(2,341)
Payment for withholding tax associated with Long-Term Incentive Plan vesting	(1,910)	(4,536)
Payments in relation to the Hamlet Drop-Down	(99)	—
Cash paid for redemption premium from early retirement of debt	(7,544)	—
Net cash provided by (used in) financing activities	130,216	(56,115)
Net increase in cash, cash equivalents and restricted cash	6,593	1,936
Cash, cash equivalents and restricted cash, beginning of period	2,460	524
Cash, cash equivalents and restricted cash, end of period	$9,053	$2,460

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Consolidated Statements of Cash Flows (continued)

Years ended December 31, 2019 and 2018

(In thousands)

(Unaudited)

	2019	2018
Non-cash investing and financing activities:
Common unit issuance for deferred consideration for Wilmington Drop-Down	$49,700	$—
Common unit issuance for the Hamlet Drop-Down	50,000	—
The Partnership acquired property, plant and equipment in non-cash transactions as follows:
Property, plant and equipment acquired included in accounts payable and accrued liabilities	3,421	8,939
Property, plant and equipment acquired under finance leases	6,493	3,512
Property, plant and equipment transferred from inventories	—	2
Property, plant and equipment capitalized interest	2,104	158
Deferred consideration to sponsor included in related-party payable	40,000	—
Distributions included in liabilities	2,180	1,659
Conversion of subordinated units to common units	—	78,504
Transfer of Enviva Port of Wilmington, LLC Drop-Down consideration to short-term	—	74,000
Debt issuance costs included in accrued liabilities	779	103
Depreciation capitalized to inventories	186	567
Supplemental information:
Interest paid, net of capitalized interest	$41,190	$35,222

Non-GAAP Financial Measures

We use adjusted net income, adjusted gross margin per metric ton, adjusted EBITDA and distributable cash flow to measure our financial performance.

Adjusted Net Income

We define adjusted net income as net income excluding certain expenses incurred related to a fire that occurred at our Chesapeake terminal on February 27, 2018 (the “Chesapeake Incident”) and Hurricanes Florence and Michael (the “Hurricane Events”), which occurred during the second half of 2018, consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries received, as well as employee compensation and other related costs allocated to us in respect of the Chesapeake Incident and Hurricane Events pursuant to our management services agreement with an affiliate of our sponsor for services that could otherwise have been dedicated to our ongoing operations, certain non-cash waivers of fees for management services provided to us by our sponsor (collectively, the “MSA Fee Waivers”), interest expense associated with incremental borrowings related to the Chesapeake Incident and Hurricane Events, and early retirement of debt obligation and including certain sales and marketing, scheduling, sustainability, consultation, shipping and risk management services (collectively, the “Commercial Services”). We believe that adjusted net income enhances investors’ ability to compare the past financial performance of our underlying operations with our current performance separate from certain items of gain or loss that we characterize as unrepresentative of our ongoing operations.

Adjusted Gross Margin per Metric Ton

We define adjusted gross margin per metric ton as gross margin per metric ton excluding asset disposals, depreciation and amortization, changes in unrealized derivative instruments related to hedged items included in gross margin, MSA Fee Waivers, certain items of income or loss that we characterize as unrepresentative of our ongoing operations, including certain expenses incurred related to the Chesapeake Incident and Hurricane Events, consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries received, as well as employee compensation and other related costs allocated to us in respect of the Chesapeake Incident and the Hurricane Events pursuant to our management services agreement with an affiliate of our sponsor for services that could otherwise have been dedicated to our ongoing operations, and acquisition costs and including the Commercial Services. We believe adjusted gross margin per metric ton is a meaningful measure because it compares our revenue-generating activities to our operating costs for a view of profitability and performance on a per metric ton basis. Adjusted gross margin per metric ton will primarily be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our production plants and the production and distribution of wood pellets.

Adjusted EBITDA

We define adjusted EBITDA as net (loss) income excluding depreciation and amortization, interest expense, income tax expense, early retirement of debt obligations, MSA Fee Waivers, non-cash unit compensation expense, asset impairments and disposals, changes in unrealized derivative instruments related to hedged items included in gross margin and other income and expense, certain items of income or loss that we characterize as unrepresentative of our ongoing operations, including certain expenses incurred related to the Chesapeake Incident and Hurricane Events, consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries received, as well as employee compensation and other related costs allocated to us in respect of the Chesapeake Incident and Hurricane Events pursuant to our management services agreement with an affiliate of our sponsor for services that could otherwise have been dedicated to our ongoing operations, and acquisition costs and including the Commercial Services. Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow

We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures and interest expense net of amortization of debt issuance costs, debt premium, original issue discounts, interest expense on the redemption of our 8.5% senior unsecured notes due 2021 (the “2021 Notes”) and the impact from incremental borrowings related to the Chesapeake Incident and Hurricane Events. We use distributable cash flow as a performance metric to compare the cash-generating performance of the Partnership from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. We do not rely on distributable cash flow as a liquidity measure.

Limitations of Non-GAAP Financial Measures

Adjusted net income, adjusted gross margin per metric ton, adjusted EBITDA and distributable cash flow are not financial measures presented in accordance with accounting principles generally accepted in the United States (“GAAP”). We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider adjusted net income, adjusted gross margin per metric ton, adjusted EBITDA or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.

Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of each of adjusted net income, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measure for each of the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(in thousands)
Reconciliation of net income (loss) to adjusted net income:
Net income (loss)	$929	$9,387	$(2,943)	$6,952
Chesapeake Incident and Hurricane Events	(1,210)	3,952	(1,155)	12,951
MSA Fee Waivers	3,851	—	22,600	—
Interest expense from incremental borrowings related to Chesapeake Incident and Hurricane Events	446	241	1,705	1,567
Early retirement of debt obligation	9,042	751	9,042	751
Commercial Services	4,139	—	4,139	—
Adjusted net income	$17,197	$14,331	$33,388	$22,221

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(in thousands)
Reconciliation of gross margin to adjusted gross margin per metric ton:
Gross margin	$28,188	$24,529	$81,068	$69,441
Loss on disposal of assets	2,541	1,486	3,103	2,386
Depreciation and amortization	15,409	11,379	50,521	40,179
Changes in the fair value of derivative instruments	5,940	(3,282)	4,588	(4,032)
MSA Fee Waivers	—	—	5,000	—
Chesapeake Incident and Hurricane Events	(1,210)	(2,446)	(1,085)	7,799
Acquisition costs	(6)	—	4,296	—
Commercial Services	4,139	—	4,139	—
Adjusted gross margin	$55,001	$31,666	$151,630	$115,773
Metric tons sold	1,041	874	3,564	2,983
Adjusted gross margin per metric ton	$52.83	$36.23	$42.54	$38.81

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(in thousands)
Reconciliation of net income (loss) to adjusted EBITDA and distributable cash flow:
Net income (loss)	$929	$9,387	$(2,943)	$6,952
Add:
Depreciation and amortization	15,834	11,505	51,581	40,745
Interest expense	10,643	9,334	39,344	36,471
Early retirement of debt obligation	9,042	751	9,042	751
MSA Fee Waivers	3,851	—	22,600	—
Non-cash unit compensation expense	1,575	625	5,410	6,229
Asset impairments and disposals	2,541	1,486	3,103	2,386
Changes in fair value of derivative instruments	5,940	(3,282)	4,588	(4,032)
Chesapeake Incident and Hurricane Events	(1,210)	3,952	(1,155)	12,951
Acquisition costs[1]	—	2	5,566	178
Commercial Services	4,139	—	4,139	—
Adjusted EBITDA	53,284	33,760	141,275	102,631
Less:
Maintenance capital expenditures	4,579	1,620	6,922	4,872
Interest expense, net of amortization of debt issuance costs, debt premium costs, original issue discount, interest expense on the redemption of the 2021 Notes, and impact from incremental borrowings related to the Chesapeake Incident and Hurricane Events	9,351	8,986	35,893	33,970
Distributable cash flow attributable to Enviva Partners, LP	39,354	23,154	98,460	63,789
Less: Distributable cash flow attributable to incentive distribution rights	3,289	1,671	11,439	5,867
Distributable cash flow attributable to Enviva Partners, LP limited partners	$36,065	$21,483	$87,021	$57,922

Cash distributions declared attributable to Enviva Partners, LP limited partners	$22,683	$17,007	$88,761	$67,012

Distribution coverage ratio	1.59	1.26	0.98	0.86

1.	Includes 1) $4.2 million of incremental costs incurred during the first quarter of 2019, which are unrepresentative of our ongoing operations, in connection with our evaluation of the potential purchase of a third-party wood pellet production plant (the “Potential Target”). When we commenced our review, the Potential Target had recently returned to operations following an extended shutdown during a bankruptcy proceeding with the intent of demonstrating favorable operations prior to conducting an auction sale process; however, the Potential Target had not yet established a logistics chain through a viable export terminal, given that the terminal through which the plant historically had exported was not operational at the time and was not reasonably certain to become operational in the future. Accordingly, as part of our diligence of the Potential Target, we developed an alternative logistics chain to bring the Potential Target’s wood pellets to market and began purchasing the production of the Potential Target for a trial period. The incremental costs associated with the establishment and evaluation of this new logistics chain primarily consist of barge, freight, trucking, storage, and shiploading services. We have completed our evaluation of the alternative logistics chain and determined it is not viable; consequently, we do not expect to incur additional costs of this nature in the future; and 2) $1.2 million in costs incurred during the first and second quarter of 2019 related to the Partnership's acquisition of all of the Class B units of Enviva Wilmington Holdings, LLC in April 2019 (the “Hamlet Drop-Down”).

The following table provides a reconciliation of the estimated range of adjusted EBITDA to the estimated range of net income, in each case for the twelve months ending December 31, 2020 (in millions):

Twelve Months Ending December 31, 2020
Estimated net income	$43.2 - 53.2
Add:
Depreciation and amortization	65.8
Interest expense	40.8
Non-cash unit compensation expense	7.7
Asset impairments and disposals	3.0
MSA Fee Waivers[1]	2.5
Other non-cash expenses	2.0
Estimated adjusted EBITDA	$165.0 - 175.0
Less:
Interest expense net of amortization of debt issuance costs, debt premium, and original issue discount	39.1
Maintenance capital expenditures	6.9
Estimated distributable cash flow	$119.0 - 129.0

1.	Expected $2.5 million of MSA Fee Waivers during the first and second quarter of 2020, in connection with the Hamlet Drop-Down, where the sponsor agreed to waive such fees that otherwise would be owed by the Partnership until June 30, 2020.

Cautionary Note Concerning Forward-Looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: (i) the volume and quality of products that we are able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at our wood pellet production plants or deep-water marine terminals; (ii) the prices at which we are able to sell our products; (iii) our ability to successfully negotiate, complete and integrate drop-down or third-party acquisitions, including the associated contracts, or to realize the anticipated benefits of such acquisitions; (iv) failure of our customers, vendors, and shipping partners to pay or perform their contractual obligations to us; (v) our inability to successfully execute our project development and construction activities, including the expansion of our Northampton and Southampton plants, on time and within budget; (vi) the creditworthiness of our contract counterparties; (vii) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, disruptions in supply or operating or financial difficulties suffered by our suppliers; (viii) changes in the price and availability of natural gas, coal, or other sources of energy; (ix) changes in prevailing economic conditions; (x) unanticipated ground, grade or water conditions; (xi) inclement or hazardous environmental conditions, including extreme precipitation, temperatures and flooding; (xii) fires, explosions or other accidents; (xiii) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry, or power, heat and combined heat and power generators; (xiv) changes in the regulatory treatment of biomass in core and emerging markets; (xv) our inability to acquire or maintain necessary permits or rights for our production, transportation, or terminaling operations; (xvi) changes in the price and availability of transportation; (xvii) changes in foreign currency exchange or interest rates, and the failure of our hedging arrangements to effectively reduce our exposure to the risks related thereto; (xviii) risks related to our indebtedness; (xix) our failure to maintain effective quality control systems at our production plants and deep-water marine terminals, which could lead to the rejection of our products by our customers; (xx) changes in the quality specifications for our products that are required by our customers; (xxi) labor disputes; (xxii) our inability to hire, train or retain qualified personnel to manage and operate our business and newly acquired assets; (xxiii) the effects of the exit of the United Kingdom from the European Union on our and our customers’ businesses; and (xxiv) our inability to borrow funds and access capital markets.

For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read our filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q most recently filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information or future events or otherwise.

Investor Contact:

Raymond Kaszuba

(240) 482-3856

ir@envivapartners.com